Exhibit j (5) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and

Board of Trustees of

Federated Equity Funds:

We consent to the use of our reports dated December 24, 2012, with respect to the financial statements of Federated Capital Appreciation Fund and Federated Prudent Absolute Return Fund (formerly Federated Market Opportunity Fund), both a portfolio of Federated Equity Funds, as of October 31, 2012, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm”, “Addresses”, and “Appendix” in the Statements of Additional Information.

Boston, Massachusetts

December 24, 2012